Exhibit 99.B14

REX D. HEMME, FSA, MAAA
Vice President and Actuary
Life Product Development
April 26, 2001

Securities and Exchange Commission
450 Fifth Street, N W
Washington, D.C.   20549

     Re:     American National Variable Life Separate Account; Post-
Effective Amendment Number Two to Form S-6 Registration Statement; Registration Number 333-79153

Dear Sir:

This opinion is furnished in connection with the Post-Effective Amendment Number 2 to Form S-6 Registration Statement under the Securities Act of 1933, as amended (Securities Act), of a certain Variable Life insurance policy (the Policy) that will be offered and sold by American National Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Post-Effective Amendment Number 2 to Form S-6 Registration Statement accurately reflect reasonable estimate of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment Number 2 to Form S-6 Registration Statement and to the reference to my name under the heading Experts in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,


Rex D. Hemme, FSA, MAAA
Vice President and Actuary Life Product Development

                              American National Insurance Company
                              One Moody Plaza
                              Galveston, Texas 77550
                              (409) 766-6627
                              (409) 766-6933 Fax